Exhibit 99.1

GLOBAL PARTNERS LP

Global Partners LP Announces Expiration and Results of Its Cash Tender Offer for Any and All of Its Outstanding 7.00% Senior Notes Due 2027

WALTHAM, Mass., – (BUSINESS WIRE) June 17, 2025 – Global Partners LP (NYSE: GLP) (“Global”) announced today that the cash tender offer (the “Offer”) commenced on June 10, 2025 to purchase any and all of the outstanding 7.00% Senior Notes due 2027 (the “Notes”), co-issued by Global and GLP Finance Corp., a wholly owned subsidiary of Global (together with Global, the “Issuers”), expired at 5:00 p.m. New York City Time on June 16, 2025 (the “Expiration Time”).

According to D.F. King & Co., Inc., the tender agent for the offer, valid tenders had been received at the expiration of the offer in the amount and percentage set forth in the table below.

Title of Security	CUSIP Number(2)	Principal Amount Outstanding	Principal Amount Tendered		Percentage of Principal Amount Tendered	Purchase Price
7.00% Senior Notes due 2027(1)	37954F AG9	$400,000,000	$360,316,000	(3)	90.08%	$1,002.94

(1)	The Notes are callable at a redemption price of 100.000% of the principal amount thereof, plus accrued and unpaid interest, starting on August 1, 2025.

(2)	No representation is made as to the correctness or accuracy of the CUSIP number listed in this press release or printed on the Notes. It is provided solely for the convenience of holders of the Notes.

(3)	This amount excludes $199,000 aggregate principal amount of the Notes that remain subject to the guaranteed delivery procedures described in the offer to purchase and the related notice of guaranteed delivery.

Global expects to accept for purchase all Notes validly tendered and not validly withdrawn as of the Expiration Time and expects to make payment for any such Notes on June 23, 2025.

Global will apply part of the proceeds from the issuance of $450 million aggregate principal amount of the Issuers’ 7.125% senior unsecured notes due 2033 (the “New Notes”), which is expected to close on June 23, 2025, to the payment for all Notes to be purchased in the Offer. Global’s obligation to accept and pay for the tendered Notes is conditioned on, among other things, the closing of the offer of the New Notes.

The Offer was made pursuant to the terms and subject to the conditions set forth in the offer to purchase and the related notice of guaranteed delivery, each dated as of June 10, 2025.

Subject to settlement of the Offer, Global intends to redeem any Notes not purchased in the Offer on or about August 1, 2025, at a redemption price of 100.000% of the aggregate principal amount thereof, plus accrued and unpaid interest to, but not including, the date of redemption.

J.P. Morgan Securities LLC has served as the exclusive dealer manager for the Offer, and D.F. King & Co., Inc. has served as the tender agent and information agent for the Offer. Questions regarding the terms of the Offer may be directed to J.P. Morgan Securities LLC, Liability Management Group, by calling (866) 834-4666 (toll-free) or (212) 834-7489 (collect).

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. In addition, this press release does not constitute a notice of redemption under the indenture governing the Notes.

About Global Partners LP

Building on a legacy that began more than 90 years ago, Global Partners has evolved into a Fortune 500 company and industry-leading integrated owner, supplier, and operator of liquid energy terminals, fueling locations, and guest-focused retail experiences. Global operates or maintains dedicated storage at 54 liquid energy terminals—with connectivity to strategic rail, pipeline, and marine assets—spanning from Maine to Florida and into the U.S. Gulf States. Through this extensive network, the company distributes gasoline, distillates, residual oil, and renewable fuels to wholesalers, retailers, and commercial customers. In addition, Global owns, operates and/or supplies approximately 1,700 retail locations across the Northeast states, the Mid-Atlantic, and Texas, providing the fuels people need to keep them on the go at their unique guest-focused convenience destinations. Recognized as one of Fortune’s Most Admired Companies, Global Partners is embracing progress and diversifying to meet the needs of the energy transition.

Forward-Looking Statements

Certain statements and information in this press release may constitute “forward-looking statements,” including statements regarding the expected timing of the offering of the New Notes and the Offer and the intended use of proceeds from the offering of the New Notes. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature, although not all forward-looking statements contain such identifying words.

These forward-looking statements are based on Global’s current expectations and beliefs concerning future developments and their potential effect on Global. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Global will be those that it anticipates. Forward-looking statements involve significant risks and uncertainties (some of which are beyond Global’s control) and assumptions that could cause actual results to differ materially from Global’s historical experience and present expectations or projections. We believe these assumptions are reasonable given currently available information. The assumptions and future performance are subject to a wide range of business risks, uncertainties and factors, which are described in our filings with the Securities and Exchange Commission (the “SEC”).

For additional information regarding known material factors that could cause actual results to differ from Global’s projected results, please see Global’s filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Global undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Source: Global Partners LP

Contacts

Gregory B. Hanson

Chief Financial Officer

Global Partners LP

(781) 894-8800

or

Sean T. Geary

Chief Legal Officer and Secretary

Global Partners LP

(781) 894-8800

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